Exhibit 3.27

Deed of Formation

of the Limited Liability Company

§1.

The appeared acting on behalf of “TARCONORD INTERNATIONAL A/S” declares that he is forming a Limited Liability Company.

§2.

1.	The Company business name is: “KOPPERS POLAND” Spółka z Ograniczoną Odpowiedzialnością [Limited Liability Company]. The Company may use a short name “KOPPERS POLAND” Sp. z o.o. [Ltd.].
2.	The Company seat shall be: Szczecin.
3.	The Company’s lifetime shall be unlimited.

§3.

1.	The Company shall operate on territory of the Republic of Poland and abroad.
2.	The Company shall be allowed to join the other companies, partnerships or business organizations at home and abroad, as well as set up the subsidiaries or/and branches also out of its seat.

§4.

1.	Object of Company’s business shall be:
a)	Transshipment, warehousing and storage of goods (PKD 63.1),
b)	The other transport supporting activities (PKD 63.2),
c)	Sea and coastal water transport (PKD 61.1),
d)	Other road transport (PKD 60.2),
e)	Wholesale realized on order (PKD 51.1),
f)	Wholesale of semi-finished products and wastes of non-agricultural origin and scrap metal (PKD 51.5),
g)	Other wholesale (PKD 51.7)
h)	Retail sale out of retail chain (PKD 52.6)
2.	The Company may undertake any acts as necessary or beneficial for fulfillment of the Company’s business object, as far as they comply with the regulations of Polish laws.

3.	If by virtue of the regulations of law running of the Company’s business requires a license or permit, the Company shall be allowed to undertake such business provided that the respective license or permit is received.

§5.

1.	The Company’s initial capital amounts to: 1,700,000. - (one million seven hundred thousand) Zlotys and it is divided into 3,400 (three thousand and four hundred) shares of 500. - PLN (five hundred) Zlotys each share.
2.	Each shareholder may have more than one share.
3.	The shares are equal and indivisible.
4.	The shares may be covered by cash or non-cash contributions (contributions in kind).
5.	Share capital may be increased by increase of a share nominal value or by increase of the shares number. Declaration on subscribing of a new share or shares requires a form of the notary’s deed.
6.	Increase of a share nominal value or increase of the shares number belongs to exclusive competence of the Shareholders’ Meeting. If a resolution to increase a number of shares is adopted, each of the shareholders will have a right to subscribe the shares in proportion to a number of shares held already.
7.	The share may be redeemed with the Shareholder’s consent by way of a share acquisition by the Company (voluntary redemption).

§6.

All the 3,400 (three thousand and four hundred) shares in the share capital of a nominal value 1,700,000. - (one million and seven hundred thousand) Zlotys are subscribed covered fully by cash by European Holdings A/S.

§7.

1.	The shares are transferable.
2.	Transfer of a share requires permit of the Shareholders’ Meeting and keeping a written form with the signatures authenticated by a notary.
3.

The shareholders have a right to transfer the shares however the shareholder that has the highest number of shares has the pre-emptive right to buy the shares assigned for sale. Should the shareholder that has the highest number of shares not exercise the pre-emptive right he has, the pre-emptive right shall be vested in the remaining shareholders under the following rules:
a)	the pre-emptive right shall serve in the first order the shareholder who has the highest number of shares,
b)	if two or more shareholders have the same number of shares, the pre-emptive right shall serve the one of them, who acquired the shares in the Company earlier than the others.
4.	The shares shall be inherited under the principles of the inheritance law.

§8.

1.	Each shareholder shall be obliged to make additional capital payments in amount of up to 500 (five hundred) Zlotys in proportion to a share.
2.	The additional capital payments shall be imposed on and made by the shareholders evenly in proportion to the shares held.
3.	The additional capital payments shall be made within the due time and in a way as specified in a resolution of the Shareholders’ Meeting.
4.	The additional capital payments shall be paid back, if they are not needed to cover loss shown in the financial statement.
5.	Any decision concerning the additional capital payments or/and repayment of them require a resolution of the Shareholders’ Meeting.

§ 9.

1.	Shareholder has a right to participate in profit resulting from the annual financial statement and allocated for distribution by a resolution of the Shareholders’ Meeting.
2.	The Shareholders’ Meeting shall adopt a resolution on profit disposition. In particular, the Shareholder’s Meeting may pass a resolution on allocation of a whole profit or a part thereof for distribution or on excluding a whole profit or a part thereof from distribution.
3.	If a resolution to distribute a clear profit among the Shareholders is passed, the Shareholders shall participate in distribution thereof in proportion to the shares.
4.	The Management Board shall be authorized to pay to the Shareholders an advance on account of dividend expected for a particular financial year under the rules as set in the Code of Commercial Companies.

§ 10.

The year of account shall be a calendar year.

§ 11.

The Company’s bodies shall be: the Management Board and the Shareholder’s Meeting.

§ 12.

1.	The Company’s Management Board shall be composed of one person or more persons.
2.	The Shareholders’ Meeting shall determine by a resolution a number of the Management Board members as well as personal composition thereof, a period of appointment and internal distribution of functions.
3.	The Management Boards’ term of office shall be one year.
4.	The first Management Board shall be composed of one person.
5.	To the first Management Board for a post of the President of Management Board Mr. POUL JORGENSEN is appointed.
6.	President, a member of the Management Board, or a whole Management Board of the Company may be recalled any time however, this shall not disparage their claims under a contract of employment.

§ 13.

1.	The Company’s Management Board under a chairmanship of the President shall manage the Company and represent it outside.
2.	Any matters related to management of the Company that are not reserved by the Act of Law or by this Deed for competence of the Shareholders’ Meeting, shall be included in a scope of competence of the Management Board.
3.	The regulations of Management Board shall set in detail a course of procedure of the Management Board.
4.	The regulations shall be adopted by the Management Board and approved by the Shareholders’ Meeting.

§ 14

1.	To make declarations of will and to sign the commitments in property on behalf of the Company the President is authorized if the Management Board consists of one person, and if the Management Board consists of more than one person the joint acting of two members of the Management Board or of one member of the Management Board together with a proxy shall be required.

2.	The Management Board may appoint a proxy. Before the power of proxy is granted, a person of a proxy has to obtain the approving opinion of the Shareholders’ Meeting.

§15.

Contract of employment with the members of the Company’s Management Board shall be concluded on behalf of the Company by an attorney appointed by a resolution of the Shareholders’ Meeting. The other acts related to employment of the Management Board’s member shall be performed in the same course.

§ 16.

1.	The Shareholders’ Meeting is the highest authority and a constituting body of the Company.
2.	Among the competence of the Shareholders’ Meeting there are all the Company’s matters not reserved for the Management Board powers, and in particular:
a)	consideration and approval of the Management Board’s report on the Company’s activities, the financial statement for the last account year and granting a vote of acceptance for fulfillment of their duties to the members of the Company’s bodies,
b)	adoption of the resolutions on profit distribution or on a way of loss coverage,
c)	making amendments to the Company’s deed of formation,
d)	adoption of the resolutions concerning the additional capital payments,
e)	setting a number of the members of Management Board as well as appointment and recalling of the Management Board members,
f)	setting the remuneration rules of the Management Board members,
g)	setting the programs of the Company’s business activity,
h)	granting consent to acquisition or transfer of a real estate or a share therein by the Company, as well as to establishment of a mortgage on the Company’s real estate,
i)	granting consent to establishment of a pledge on the Company’s things or rights,
j)	granting consent to drawing or granting of loans, except of drawing loans from the Company’s shareholders or granting loans to the Company’s shareholders,
k)	giving consent to granting a guarantee or surety by the Company,
l)	granting consent to joining by the Company the other companies, partnerships or business organizations,
m)	dissolution and winding-up of the Company.
3.	Additionally to the matters listed in Section 2, the resolutions of the Shareholders’ Meeting shall be required for the matters specified in the Code of Commercial Companies.

§ 17.

1.	The Shareholders’ Meeting shall be held at the Company’s seat at a place as set by the Management Board.
2.	The Ordinary Shareholders’ Meeting shall be called up by the Management Board at least once a year.
3.	The Extraordinary Shareholders’ Meeting shall be called up as need arises by the Management Board on its own initiative or on a written request of at least 1/10 of the share capital.

§ 18.

1.	The Shareholders’ Meetings shall be held at the Company’s seat at a place as set by the Management Board.
2.	Decisions of the Shareholders’ Meeting shall be passed in form of the resolutions by absolute majority of votes unless the Code of Commercial Companies sets more strict requirements.
3.	The Shareholders’ Meeting shall be valid irrespective of a number of shares represented in it, unless the regulations of the Code of Commercial Companies provides for otherwise.
4.	The Shareholders may participate in the Shareholders’ Meeting and exercise a voting right through attorneys. Power of attorney should be granted in writing, otherwise null and void, and attached to the minutes’ book. Member of the Management Board or the Company’s employee must not be the attorney at the Shareholders’ Meeting.

§ 19.

The Company may establish the funds and capitals by way of a resolution of the Shareholders’ Meeting.

§ 20.

To any matters not regulated by this Deed the regulations of the Code of Commercial Companies shall apply.